SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009 (June 25, 2009)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01.           OTHER EVENTS.

The following information is being filed pursuant to Item 8.01 – Other Events of Form 8-K.

On June 25, 2009, Moody’s Investors Service, Inc. (“Moody’s”) announced the following ratings actions:

“The following ratings have been downgraded, with negative outlook:

  MBIA Inc. [“MBIA”] -- senior unsecured debt to Baa3 from Ba1, provisional senior debt at (P) Ba3, from (P) Ba1, provisional subordinated debt at (P) B1, from (P) Ba2, and provisional preferred stock at (P) B2, from (P) Ba3; and
  MBIA Insurance Corporation [“MBIA Corp.”]-- surplus notes to Caa3, from Caa2; and preferred stock to Ca, from Caa3.;

The following rating has been confirmed with a developing outlook:

  National Public Guarantee Corporation (previously, MBIA Insurance [Corp.] of Illinois) [“National”] – Baa1 insurance financial strength, previously under review for possible upgrade.

The outlook on the following firms was changed to negative:

  MBIA Insurance Corporation – insurance financial strength at B3;
  Capital Markets Assurance Corporation -- insurance financial strength at B3;
  MBIA UK Insurance Limited -- insurance financial strength at B3; and
  MBIA Mexico, S.A. de C.V. -- insurance financial strength at B3; and national scale insurance financial strength at B1.mx.”

In its press release, Moody’s indicated that these ratings actions reflect “further expected insured portfolio deterioration at MBIA Insurance Corporation and the uncertainty stemming from ongoing litigation challenging MBIA’s recent restructuring” and that “the confirmation of National's rating with a developing outlook, despite its strong capital profile and operational infrastructure, reflects the uncertainty caused by ongoing litigation challenging the recent restructuring of the group, and the extended timeframe over which such uncertainty may persist.”

Moody’s also indicated that “National's ability to write new business may be substantially constrained while the litigation remains outstanding, given the uncertainty as to its outcome. A resolution of the litigation that provides clarity on the separation of National from MBIA Corp., without reducing the current level of financial resources at National, could lead to an upgrade of National's rating in the future. On the other hand, a resolution that jeopardizes the separation and/or diminishes the financial integrity of National could lead to a downgrade; this potential for divergent outcomes is reflected in Moody's developing rating outlook for National.”

Moody’s stated that the downgrade of MBIA 's senior debt rating to Ba3, and downgrade of MBIA Insurance Corporation's surplus notes and preferred stocks ratings “reflects the continued severe stress faced by MBIA Corp. as a result of its exposure to ABS CDOs and RMBS securities.”

According to Moody’s, “absent better loss development than currently anticipated by the rating agency, Moody's believes that MBIA will likely pursue a negotiated settlement of some of these exposures under terms similar to a distressed exchange. There is, however, meaningful uncertainty about the actual losses that MBIA will incur due in part to the lack of consensus about the direction of the economy and its effect on portfolio credit performance.”  The rating agency noted that MBIA's loss reserves are “substantially lower than Moody's expected loss on ABS CDOs and RMBS transactions” and that MBIA’s suits against “ some mortgage lenders for breach of representations and warranties and Merrill Lynch for fraudulent conduct in arranging ABS CDO transactions… could potentially materially reduce losses to MBIA.”

Moody’s also noted that the downgrade of MBIA's senior debt rating to Ba3 “reflects the risks stemming from the ongoing litigations. A resolution of such litigations in favor of the plaintiffs could potentially limit MBIA Inc.'s access to National's resources or further link MBIA Inc. to the fortunes of MBIA Insurance Corporation.”

In addition, with respect to the treatment of wrapped transactions, Moody’s stated that  “in light of today's confirmation of National Public Finance Guarantee Corporation's Baa1 rating, Moody's will also confirm the rating of securities wrapped by National and reinsured municipal securities of MBIA Insurance Corporation, unless they have higher published underlying ratings,” and that the FGIC policies reinsured by National Public Finance Guaranty Corporation are “unaffected by today's rating action as the reinsurance agreement does not qualify for credit substitution under Moody's methodology because it allows FGIC to terminate the reinsurance agreement without a final payment being made by MBIA.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	June 30, 2009